Filed Pursuant To Rule 433

Registration No. 333-278880

April 23, 2024

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1782865421840113748

Text:

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Today, we filed a registration statement on Form S-3 to register shares of Grayscale Ethereum Trust (OTCQX: $ETHE) under the Securities Act of 1933. This is another important step toward uplisting ETHE as an ETF*. (1/6)

April 2024

We filed an S-3 for Grayscale Ethereum Trust.

GRAYSCALE®

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Earlier this year, @NYSE Arca filed Form 19b-4 for Grayscale Ethereum Trust, setting the groundwork for a new stage in $ETHE’s product lifecycle. We’re proud to be working to bring the 2nd largest crypto asset by market cap even further into the U.S. regulatory perimeter. (2/6)
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Importantly, no action is required of current shareholders of Grayscale Ethereum Trust. The Grayscale team will share additional information about next steps as soon as possible. (3/6)
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Read more in our press release: https://www.globenewswire.com/news-release/2024/04/23/2868091/0/en/Grayscale-Investments-Files-S-3-Registration-Statement-for-Grayscale-Ethereum-Trust.html (4/6)

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*Grayscale uses the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”)... (5/6)
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…as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. ETHE is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs.(6/6)

LinkedIn:

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7188632338640056320/

Text: Today, we filed a registration statement on Form S-3 to register shares of Grayscale Ethereum Trust (OTCQX: ETHE) under the Securities Act of 1933. This is another important step toward uplisting ETHE as an ETF*. We’re proud to be working to bring the 2nd largest crypto asset by market cap even further into the U.S. regulatory perimeter. Read more in our press release: https://www.globenewswire.com/news-release/2024/04/23/2868091/0/en/Grayscale-Investments-Files-S-3-Registration-Statement-for-Grayscale-Ethereum-Trust.html

*Grayscale uses the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. ETHE is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs.

Facebook:

Live Address: https://www.facebook.com/460971306029932/posts/944087881051603

Text: Today, we filed a registration statement on Form S-3 to register shares of Grayscale Ethereum Trust (OTCQX: ETHE) under the Securities Act of 1933. This is another important step toward uplisting ETHE as an ETF*. We’re proud to be working to bring the 2nd largest crypto asset by market cap even further into the U.S. regulatory perimeter. Read more in our press release: https://www.globenewswire.com/news-release/2024/04/23/2868091/0/en/Grayscale-Investments-Files-S-3-Registration-Statement-for-Grayscale-Ethereum-Trust.html

*Grayscale uses the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. ETHE is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs.

Grayscale Ethereum Trust (ETHE) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.